BioSpecifics Technologies Corp. Reports Third Quarter 2015 Financial Results

LYNBROOK, NY – November 9, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase based-therapies with a first in class collagenase-based product marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and Xiapex® in Europe, today announced its financial results for the third quarter ended September 30, 2015 and provided a corporate update.

"The third quarter was marked by meaningful progress both commercially and clinically. We were happy to report further global expansion of our product with the first commercial sale of XIAFLEX in Japan in September and the approval of Xiapex for the treatment of Peyronie’s disease in Switzerland in October,” said Thomas L. Wegman, President of BioSpecifics. “We continue to work diligently and collaboratively with our partner Endo to advance the CCH pipeline and look forward to their initiation shortly of Phase 2b studies in adhesive capsulitis and cellulite and we were also very happy to report last week that our partner opted into two new promising indications, lateral thigh fat and plantar fibromatosis.”

Third Quarter 2015 Financial Results

BioSpecifics reported net income of $2.9 million for the third quarter ended September 30, 2015, or $0.42 per basic share and $0.39 per share on a fully diluted basis, compared to net income of $1.4 million, or $0.21 per basic share and $0.20 per share on a fully diluted basis for the same period in 2014.

Total revenue for the third quarter ended September 30, 2015 was $6.3 million, compared to $4.0 million for the same period in 2014.

Royalty and mark-up on cost of goods sold (COGS) revenues recognized under BioSpecifics’ agreement with Endo International plc (Endo) for the third quarter ended September 30, 2015 were $5.3 million, compared to $3.5 million for the same period in 2014.

Licensing revenue consists of licensing fees, sublicensing fees and milestone payments. Milestone revenue recognized for the third quarter ended September 30, 2015 was $1.0 million as compared to $0.5 million for the same period in 2014. The $1.0 million milestone revenue recognized in the 2015 period related to the first commercial sale of XIAFLEX by Asahi Kasei Pharma Corporation for the treatment of Dupuytren's contracture in Japan. The $0.5 million milestone revenue recognized in the 2014 period related to a regulatory milestone for the successful submission in July 2014 of a regulatory application to the Japanese Pharmaceutical and Medical Device Agency (PMDA) for the potential approval of XIAFLEX for the treatment of Dupuytren's contracture in Japan by Asahi Kasei Pharma Corporation. BioSpecifics recognized certain licensing fees related to the cash payments received under the Second Amended and Restated Development and Licensing Agreement with Auxilium Pharmaceuticals, Inc., now a wholly-owned subsidiary of Endo, (the "Auxilium Agreement") in prior years and amortized them over the expected development period. For the third quarter ended September 30, 2015 and 2014, the Company recognized licensing revenue related to the development of CCH, of $12,000 in each period.

Research and development expenses for the third quarter ended September 30, 2015 were $259,000, compared to $240,000 in the same period in 2014.

General and administrative expenses for the third quarter ended September 30, 2015 and 2014 were $1.7 million in each period.

Provision for income taxes for the third quarter ended September 30, 2015 were $1.5 million compared to $0.7 million for the same period in 2014.

As of September 30, 2015, BioSpecifics had cash and cash equivalents, and investments of $32.8 million, compared to $22.0 million as of December 31, 2014.

XIAFLEX Commercial Highlights

On November 5, 2015, Endo released the following U.S. commercial highlights for the third quarter of 2015 (Endo’s third quarter financials are reported in BioSpecifics’ fourth quarter financials):

•

Approximately 13,900 demand vials were shipped during the third quarter. This includes approximately 7,500 demand vials in Peyronie’s disease and approximately 6,400 demand vials in Dupuytren's contracture and represents year-over-year growth of 21 percent.

•	There was continued commercial progress and growth in Peyronie's disease and as of September 30, 2015, there were 2,325 certified physicians and 11,600 cumulative patients treated.

•	Average vials per patient is current approximately 4.5 vials for Peyronie’s disease and approximately 1.2 vials for Dupuytren's contracture.

In October 2015, Swedish Orphan Biovitrum (Sobi) received approval from Swissmedic, the Swiss Agency for Therapeutic Products, for Xiapex for the treatment of adult men with Peyronie's disease with a palpable plaque and curvature deformity of at least 30 degrees at the start of therapy.

In September 2015, Asahi Kasei Pharma Corporation announced the first commercial sale of XIAFLEX for the treatment of Dupuytren’s contracture in Japan. As a result, BioSpecifics recognized a $1.0 million milestone payment from Endo in the third quarter of 2015 and will receive future royalties on net sales, mark-up on cost of goods sold and sales-based milestone payments.

CCH Pipeline Updates

On November 5, 2015, BioSpecifics announced that its partner Endo exercised an early opt-in right for CCH to include two new potential indications, lateral thigh fat and plantar fibromatosis. The Company will receive a $0.5 million opt-in fee for each indication. As a result of Endo’s early opt-in for these two indications, Endo is now responsible for all costs for future clinical development. All other terms and conditions of the agreement remain the same, however, including Endo’s obligations with respect to developmental milestone payments and royalties and mark-up on cost of goods sold payments. BioSpecifics agreed to this early opt-in which does not affect any of the other Stage I development activities of BioSpecifics including human lipomas and uterine fibroids.

BioSpecifics manages the development of CCH for human lipomas and uterine fibroids, and initiates the development of CCH in new potential indications. In addition to Dupuytren's contracture and Peyronie's disease, Endo's licensed rights include adhesive capsulitis, cellulite, canine lipoma, lateral thigh fat and plantar fibromatosis. Endo plans to initiate Phase 2b studies for CCH in adhesive capsulitis and cellulite shortly.

Endo has also discussed the potential expansion of its CCH development pipeline into currently un-licensed assets including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids. BioSpecifics expects to report Phase 2 top-line results for its ongoing trial for CCH in human lipomas in the first half of 2016. The study is an opt-in study and Endo will have the opportunity to expand the field of its license to include this indication based on a full analysis of the final data from this study.

Corporate Update

In August 2015, BioSpecifics announced that its Board of Directors authorized an increase in the repurchase amount in the Company's stock repurchase program, previously approved by the Board in December 2013, under which BioSpecifics is authorized to repurchase up to $2.5 million of its outstanding common stock.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. ET to discuss these third quarter 2015 results. In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at www.biospecifics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/967/11394.

A replay of the call will be available one hour after the end of the conference on November 9, 2015 until 8:30 a.m. ET on November 16, 2015. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10075395. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo International plc (Endo), following the acquisition of Auxilium Pharmaceuticals, Inc. by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease; Swedish Orphan Biovitrum AB has marketing rights for Xiapex® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has marketing rights in Canada and Australia and Asahi Kasei Pharma Corporation has marketing rights in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements". The forward-looking statements in this Report include statements concerning, among other things, advancement of the CCH pipeline; the timing of Endo’s initiation of Phase 2b studies in adhesive capsulitis and cellulite; the projected receipt of royalties on net sales, mark-up on cost of goods sold and sales-based milestone payments from Endo related to the sales of XIAFLEX for the treatment of Dupuytren’s contracture in Japan; the receipt of two $0.5 million opt-in fees from Endo for Endo’s exercise of an early opt-in, with BioSpecifics’ consent, for CCH to include two new potential indications; Endo’s commitment to further develop these two new potential indications; the future receipt of payments from Endo, including milestone and royalty payments, in connection with the Auxilium Agreement; Endo’s expansion of its CCH development pipeline into currently unlicensed assets including uterine fibroids, human lipoma, capsular contracture of the breast, Dercum’s disease, knee arthrofibrosis, urethral strictures, hypertrophic scars and keloids; the timing of BioSpecifics reporting Phase 2 top-line results for its ongoing trial for CCH in human lipomas; and Endo’s willingness to expand the field of its license to include the human lipoma indication. In some cases, these statements can be identified by forward-looking words such as "expect," "continue," "may," "will, "currently," and "potential," the negative or plural of these words, and other similar expressions. These forward-looking statements are our predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of Endo and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Endo or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the protection of the Company’s intellectual property portfolio; the timing of regulatory filings and action; the receipt of any payments from Endo; and other risk factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, our Annual Report on Form 10-K for the year ended December 31, 2014 and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this presentation are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Royalties	$5,277,494	$3,484,975	$15,574,234	$8,850,067
Licensing revenue	1,012,345	512,344	1,037,034	546,909
Total Revenues	6,289,839	3,997,319	16,611,268	9,396,976

Costs and expenses:
Research and development	258,837	240,093	755,038	909,129
General and administrative	1,709,044	1,650,315	5,307,431	4,387,134
Total costs and expenses	1,967,881	1,890,408	6,062,469	5,296,263

Operating income	4,321,958	2,106,911	10,548,799	4,100,713

Other income:
Interest income	26,744	8,121	58,946	22,444
Other, net	1,477	15,468	6,110	30,745
	28,221	23,589	65,056	53,189

Income before income tax expense	4,350,179	2,130,500	10,613,855	4,153,902
Income tax expense	(1,479,200)	(735,737)	(3,654,772)	(1,427,184)

Net income	$2,870,979	$1,394,763	$6,959,083	$2,726,718

Earnings per share:
Basic	$0.42	$0.21	$1.02	$0.42
Diluted	$0.39	$0.20	$0.96	$0.39

Shares used in calculation of earnings per share:
Basic	6,892,637	6,489,758	6,797,506	6,433,013
Diluted	7,316,287	7,074,154	7,259,338	7,039,225

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data

	(Unaudited)
	September 30,	December 31,
	2015	2014 (1)
Cash and cash equivalents	$7,488,076	$9,810,816
Investments	25,336,395	12,150,436
Accounts and other receivables, net	5,523,305	3,640,163
Deferred tax assets	637,560	1,078,771
Working capital	36,752,249	24,477,598
Total assets	42,949,148	31,026,824
Long-term liabilities	61,723	98,757
Total stockholders' equity	42,108,841	30,256,855

(1) The selected consolidated balance sheet information for the year ended December 31, 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.